Exhibit 99


News

News Media Contact:
David Mould, (770) 821-7531
James Peters, (678) 579-5266
http://www.southernco.com

                                                                   June 8, 2000

            Southern Energy to acquire power plants serving D.C. area

         WASHINGTON, D.C. - Southern Energy Inc. has signed an agreement to acquire power plants with electric generating capacity totaling 5,154 megawatts and other assets from Potomac Electric Power Company (Pepco) for $2.65 billion.

         The transaction involves four power plants: the 837-megawatt Dickerson Station, fueled by coal, oil and natural gas in Montgomery County, Md.; the 2,423-megawatt Chalk Point Station, fueled by coal, oil and natural gas in Prince George's County, Md.; the 1,412-megawatt Morgantown Station, fueled by coal and oil in Charles County, Md.; and the 482-megawatt Potomac River Station, fueled by coal in Alexandria, Va.

         Southern Energy has agreed to sell power from the power plants back to Pepco for up to four years. Southern Energy also will acquire the Piney Point Oil Pipeline, a 51.5-mile pipeline serving the Maryland power plants, Pepco's rights and obligations to the 84-megawatt Southern Maryland Electric Cooperative combustion turbine, and an engineering and maintenance service facility.

         Southern Energy, a unit of Southern Company, was selected as purchaser of the assets in a bid process initiated by Pepco. The acquisition is expected to close later this year, pending regulatory approvals.

         About 1,000 Pepco employees will become Southern Energy employees.

         Southern Energy also will assume some of Pepco's power purchase and delivery agreements and will operate and maintain two other Pepco power plants, the 256-megawatt Buzzard Point Generation Station and the 550-megawatt Benning Generation Station. Both plants, located in Washington, D.C., are fueled by oil and used when demand for electricity is at its peak.

         Credit Suisse First Boston advised Southern Energy on the transaction and, in addition, has agreed to provide funds to cover the cost of the acquisition.

                                     (more)

NEWS RELEASE                            2                          JUNE 8, 2000





         Southern Energy Inc. - with operations in 13 countries on five continents - develops, builds, owns and operates power production and delivery facilities and provides a broad range of services to utilities and industrial companies around the world. Its Southern Company Energy Marketing unit provides energy marketing, risk management and financial services and other energy-related commodities, products and services to customers in the United States and Canada.

         Southern Company (NYSE: SO), the largest producer of electricity in the United States, is also the parent firm of Alabama Power, Georgia Power, Gulf Power, Mississippi Power and Savannah Electric.

         Pepco is an investor-owned company that engages in regulated utility operations and diversified competitive energy and telecommunications businesses through its wholly owned subsidiaries. The utility delivers electricity to 1.9 million people in Washington D.C. and major portions of Prince George's and Montgomery counties in suburban Maryland and sells electricity at wholesale to the Southern Maryland Electric Cooperative Inc.

Caution regarding forward-looking statements:

         The information presented above includes forward-looking statements, in addition to historical information. Southern Energy cautions that there can be no assurance that such indicative results will be realized and that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to (i) changes in government regulations (including environmental regulations) and anticipated deregulation of the electric energy industry; (ii) additional competition in Southern Energy's markets; (iii) potential business strategies, including acquisitions or dispositions of assets that Southern Energy may pursue; (iv) political, legal and economic conditions and developments in Southern Energy's markets; (v) financial market conditions and the results of financing efforts; (vi) changes in commodity prices and interest rates; (vii) weather and other natural phenomena; (viii) the performance of Southern Energy projects and investments and the success of efforts to develop new opportunities; and (ix) other factors, whether discussed above or in reports filed by Southern Energy and Southern Company (and its subsidiaries) with the Securities and Exchange Commission.

                                    # # # # #